As filed with the Securities and Exchange Commission on July 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	2835	33-0595156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas

(512) 519-0400

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Nicole Sandford

Chief Executive Officer & Director

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas

(512) 519-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Sean F. Reid, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462I under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders listed herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 17, 2024

2,497,054 Shares of Common Stock

Aspira Women’s Health Inc.

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 2,497,054 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Aspira Women’s Health, Inc. (the “Company,” “we,” “us” or “our”) consisting of: (i) 1,248,527 shares of the Company’s Common Stock issued pursuant to a securities purchase agreement entered into by and between us and each of the Selling Stockholders dated June 30, 2024 (the “Purchase Agreement”); and (ii) warrants (the “Warrants”) to purchase up to 1,248,527 shares of the Company’s Common Stock.

The above referenced securities were issued to the investors in reliance upon the exemption from the registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. We are registering the offer and resale of the Shares to satisfy the provisions of the Purchase Agreement, pursuant to which we agreed to register the resale of the Shares.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 1,248,527 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $2.8 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders identified in this prospectus may offer the Shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Shares on behalf of the Selling Stockholders; however, does not necessarily mean that any of the Selling Stockholders will offer or sell their Shares under this registration statement or at any time in the near future. We provide more information about how the selling stockholders may sell their Shares in the section entitled “Plan of Distribution” on page 17.

The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the Shares pursuant to this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AWH”. On July15, 2024, the closing price per share of our Common Stock as reported on The Nasdaq Capital Market was $1.62 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, references in this prospectus to “Aspira,” “the Company,” “we,” “us,” “our” and similar references refer to Aspira Women’s Health Inc.

Our Company

We are dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.

Our commercially available portfolio includes OvaWatch and the Ova1Plus workflow, offered to clinicians as OvaSuite. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the more than 1.2 million women in the United States diagnosed with an adnexal mass each year. OvaWatch is used to assess ovarian cancer risk for women with an adnexal mass where their initial clinical assessment indicates the mass is indeterminate or benign. With a negative predictive value of 99%, OvaWatch can help physicians determine the appropriate care pathway. The Ova1Plus workflow is designed to assess the risk of ovarian malignancy in women with adnexal masses who are planned for surgery and uses two FDA-cleared tests, Ova1 as the primary test and Overa as a reflex for Ova1 intermediate range results.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests including through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the diagnostic superiority of the Ova1Plus workflow as compared to CA-125 on its own for all women with adnexal masses, as well as the superior performance of machine learning algorithms in detecting ovarian cancer in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We are focused on commercializing our products and have established medical and advisory support and a Key Opinion Leader Network aligned with our territories in the U.S. In addition, we added to our direct salesforce, and in 2021, we put Ova1 on our global testing platform, Aspira Synergy. This platform allows tests to be deployed internationally as well as run by clients in the United States at major customer sites. In 2024, we plan to continue our efforts to commercialize the Ova1Plus workflow by utilizing select partnerships for distribution and expanding our managed care coverage and contracts in select markets.

Recent Developments

On July 1, 2024, we received written notice (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that for the last 30 consecutive business days prior to the date of the Notice, our minimum Market Value of Listed Securities was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided us with 180 calendar days, or until December 30, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If the Company regains compliance with the MVLS Requirement, Nasdaq will provide written confirmation to the Company and close the matter.

The Notice does not result in the delisting of our Common Stock from the Nasdaq Capital Market. To regain compliance with the MVLS Requirement, the market value of our common stock must meet or exceed $35.0 million for a minimum of 10 consecutive business days during the 180-day grace period ending on the Compliance Date, unless the Staff exercises its discretion to extend this ten consecutive business day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H). We are evaluating potential actions to regain compliance with the MVLS Requirement and intend to actively monitor the market value of its listed securities. We may also, if appropriate, consider other options to regain compliance with Nasdaq’s continued listing standard such as by increasing our stockholders’ equity to at least $2.5 million.

In the event that we do not regain compliance prior to the Compliance Date, we will receive written notification that our securities are subject to delisting, at which point we may appeal the delisting determination.

There can be no assurance that we will be successful in maintaining its listing of its common stock on the Nasdaq Capital Market.

Corporate Information

We were originally incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and the inclusion of our website address is an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation.

RISK FACTORS

Investing in our securities involves substantial risks. Please carefully consider the risk factors described below together with the risk factors described in our most recent Annual Report on Form 10-K, any subsequent updates in our Quarterly Reports on Form 10-Q and in any other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, and the matters discussed under “Disclosure Regarding Forward-Looking Statements” below, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders covered by this prospectus other than upon any exercise of the Warrants for cash.

We are registering the shares of Common Stock that were, or may be, issued by us to the selling stockholders to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. Upon any exercise of any of the Warrants for cash, the applicable Selling Stockholder would pay us the exercise price set forth in such Warrants.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on Nasdaq or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our Common Stock is currently listed on The Nasdaq Capital Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our Common Stock does not develop or is sustained, our Common Stock may remain thinly traded.

On July 1, 2024, we received written notice (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that for the last 30 consecutive business days prior to the date of the Notice, our minimum Market Value of Listed Securities was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided us with 180 calendar days, or until December 30, 2024 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If we regain compliance with the MVLS Requirement, Nasdaq will provide written confirmation to us and close the matter.

In the event that we do not regain compliance prior to the Compliance Date, we will receive written notification that our securities are subject to delisting, at which point we may appeal the delisting determination. If Nasdaq determines to delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Common Stock;

●	the number of market makers in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about us and our industry that involve substantial risks and uncertainties.

These statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date on which this prospectus is filed with the Securities and Exchange Commission (the “SEC”), and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after such date. Forward-looking statements in this prospectus and any documents incorporated by reference herein include, but are not limited to, statements about:

•
projections or expectations regarding our future test volumes, revenue, price, cost of revenue, operating expenses, research and development expenses, gross profit margin, cash flow, results of operations and financial condition;
•
our ability to regain compliance with and maintain the listing of our Common Stock with The Nasdaq Capital Market’s continuing listing standards;
•
our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological diseases, including additional pelvic disease conditions such as endometriosis, adenomyosis fibroids and benign pelvic mass monitoring;
•
our planned business strategy and the anticipated effects thereof, including partnerships such as those based on our Aspira Synergy platform, specimen or research collaborations, licensing arrangements and distribution agreements;
•
plans to expand our current or future products to markets outside of the United States;
•
plans to develop new algorithms, molecular diagnostic tests, products and tools and otherwise expand our product offerings;
•
plans to develop, launch and establish payer coverage and secure contracts for current and new products, including EndoCheck, EndoMDx and OvaMDx;
•
expectations regarding local and/or national coverage under Novitas, our Medicare Administrative Carrier;
•
anticipated efficacy of our products, product development activities and product innovations, including our ability to improve sensitivity and specificity over traditional diagnostics;
•
expected competition in the markets in which we operate;
•
plans with respect to Aspira Labs, Inc. (“Aspira Labs”), including plans to expand or consolidate Aspira Labs’ testing capabilities, specifically, molecular lab capabilities;
•
expectations regarding continuing future services provided by Quest Diagnostics Incorporated;
•
expectations regarding continuing future services provided by BioReference Health, LLC;
•
plans to develop informatics products as laboratory developed tests (“LDTs”) and potential Food and Drug Administration (“FDA”) oversight changes of LDTs;
•
expectations regarding existing and future collaborations and partnerships for our products, including plans to enter into decentralized arrangements for our Aspira Synergy platform and to provide and expand access to our risk assessment tests;
•
plans regarding future publications and presentations;
•
expectations regarding potential collaborations with governments, legislative bodies and advocacy groups to enhance awareness and drive policies to provide broader access to our tests;
•
our ability to continue to comply with applicable governmental regulations, including regulations applicable to the operation of our clinical lab, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests within the United States and internationally, as applicable;

•
our continued ability to expand and protect our intellectual property portfolio;
•
anticipated liquidity and capital requirements;
•
anticipated future losses and our ability to continue as a going concern;
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expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations;
•
expectation regarding retention and recruitment of top talent;
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expectations regarding the results of our clinical research studies and our ability to recruit patients to participate in such studies;
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our ability to use our net operating loss carryforwards and anticipated future tax liability under U.S. federal and state income tax legislation;
•
expected market adoption of our current and prospective diagnostic tests, including Ova1, Overa, Ova1Plus, OvaWatch, EndoCheck, EndoMDx and OvaMDx, as well as our Aspira Synergy platform;
•
expectations regarding our ability to launch new products we develop, license, co-market or acquire;
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expectations regarding the size of the markets for our products;
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expectations regarding reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans;
•
potential plans to pursue clearance designation with the FDA with respect to EndoCheck, OvaWatch, EndoMDx and OvaMDx;
•
expected potential target launch timing for future products;
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expectations regarding compliance with federal and state laws and regulations relating to billing arrangements conducted in coordination with laboratories;
•
plans to advocate for legislation and professional society guidelines to broaden access to our products and services;
•
ability to protect and safeguard against cybersecurity risks and breaches; and
•
expectations regarding the results of our academic research agreements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties, including those discussed in “Risk Factors” on page 4 of this prospectus and elsewhere in this prospectus, that could cause actual results to differ materially from those projected in such forward-looking statements due to various factors, including our ability to continue as a going concern; our ability to comply with Nasdaq’s continued listing requirements; impacts resulting from potential changes to coverage of Ova1 through our Medicare Administrative Carrier for Ova1; anticipated use of capital and its effects; our ability to increase the volume of our product sales; failures by third-party payers to reimburse for our products and services or changes to reimbursement rates; our ability to continue developing existing technologies and to develop, protect and promote our proprietary technologies; plans to develop and perform LDTs; our ability to comply with FDA regulations that relate to our products and to obtain any FDA clearance or approval required to develop and commercialize medical devices; our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; our ability to compete successfully; our ability to obtain any regulatory approval required for our future diagnostic products; or our suppliers’ ability to comply with FDA requirements for production, marketing and post-market monitoring of our products; our ability to maintain sufficient or acceptable supplies of immunoassay kits from our suppliers; in the event that we succeed in commercializing our products outside the United States, the political, economic and other conditions affecting other countries; changes in healthcare policy; our ability to comply with environmental laws; our ability to comply with the additional laws and regulations that apply to us in connection with the operation of Aspira Labs; our ability to use our net operating loss carryforwards; our ability to use intellectual property; our ability to successfully defend our proprietary technology against third parties; our ability to obtain licenses in the event a third party successfully asserts proprietary rights; the liquidity and trading volume of our Common Stock; the concentration of ownership of our Common Stock; our ability to retain key employees; our ability to secure additional capital on acceptable terms to execute our business plan; business interruptions; the effectiveness and availability of our information systems; our ability to integrate and achieve anticipated results from any acquisitions or strategic alliances; future litigation against us, including infringement of intellectual property and product liability exposure; and additional costs that may be required to make further improvements to our laboratory operations. These and other risks and assumptions are outlined under “Risk Factors” contained in this prospectus and any related free writing prospectus, and in our most recent Annual Report on Form 10-K and our most recent filed Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus, as well as any amendments thereto reflected in subsequent filings with the SEC. The discussion of risks and uncertainties set forth in this prospectus or referenced in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment, and our business is in a state of evolution. Therefore, it is likely that new risks will emerge and the nature and elements of existing risks will change. It is not possible for management to predict all such risk factors or changes therein or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors or new or altered factors may cause results to differ materially from those contained in any forward-looking statement. Forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus and any related free writing prospectus, together with the information incorporated herein or therein by reference as described under the section titled “Incorporation of Certain Information By Reference,” and with the understanding that our actual future results may materially differ from what we expect.

Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 1,248,527 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $2.8 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

PRIVATE PLACEMENT OF SHARES AND WARRANTS

On June 30, 2024, we entered into the Purchase Agreement with each of the Selling Stockholders for the issuance and sale in a private placement (the “Private Placement”) of (i) 1,248,527 shares of the Company’s Common Stock and (ii) Warrants to purchase up to 1,248,527 shares of the Company’s Common Stock, at a purchase price of $1.53 per share of Common Stock and accompanying warrants. The Warrants are exercisable at an exercise price of $2.25 per share and have a term of exercise equal to three years from the date of issuance.

Pursuant to the Purchase Agreement, we agreed to file a registration statement on Form S-3 providing for the resale of the Shares within 30 days following the closing date and to use commercially reasonable efforts to cause such registration statement to become effective within 60 days following the filing thereof and to keep such registration statement effective at all times until no Selling Stockholder owns any Shares.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those securities, see “Private Placement of Shares and Warrants” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the shares of Common Stock, or as otherwise set forth herein the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of our securities, as of July 15, 2024, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on conversion.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and without regard to any limitations on the exercise of the Warrants. Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable to each holder, of the number of shares of our Common Stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of Common Stock to be issued upon the applicable exercise of such Warrant).. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus without regard to such limitations. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name and Address	Number of shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Nicole Sandford 12117 Bee Caves Road, Building III, Suite 100 Austin, TX 78738	158,691	(1)	26,144	132,547	*
Jannie Herchuk 12117 Bee Caves Road, Building III, Suite 100 Austin, TX 78738	57,130	(2)	9,804	47,326	*
Stefanie Cavanaugh 12117 Bee Caves Road, Building III, Suite 100 Austin, TX 78738	41,440	(3)	6,536	34,904	*
Lynn O’Connor Vos 12117 Bee Caves Road, Building III, Suite 100 Austin, TX 78738	39,414	(4)	6,536	32,878	*
Winfred Parnell 12117 Bee Caves Road, Building III, Suite 100 Austin, TX 78738	38,049	(5)	6,536	31,513	*
Jack Schuler 100 Tri-State International, Suite 125 Lincolnshire, IL 60069	1,962,616	(6)	13,072	1,949,544	12.61%
Terry Hoy 325 E. Acadia Road Milwaukee, WI 53217	374,266	(7)	196,078	178,888	1.33%
Entities affiliated with J. Story Charbonnet 639 Loyola Avenue, Suite 2775 New Orleans, LA 70113	755,590	(8)	398,692	356,898	2.31%
Eric Schultz	965,269	(9)	300,654	664,615	4.31%
Robert Cline	307,806	(10)	130,718	177,088	1.15%
David Harrington	703,262	(11)	196,078	507,184	3.29%
John Fraser	584,351	(12)	137,254	447,097	2.90%
John Ragard Revocable Trust	180,718	(13)	130,718	50,000	*
Antoinette Leatherberry	65,360	(14)	65,360	0	*
David Urban	257,768	(15)	130,718	127,050	*
Epstein Family Trust	238,914	(16)	196,078	42,836	*
John Lewis	260,681	(17)	196,078	96,000	*
John Williams	235,333	(18)	200,000	35,333	*
Ed Boyer	214,603	(19)	150,000	64,603	*

*	Represents less than 1%
(1)

Ms. Sandford was appointed to our Board of Directors in February 2021 and has served as our Chief Executive Officer since March 2022. The number of shares of Common Stock beneficially owned prior to offering includes: (i) 4,444 shares of Common Stock issuable upon the exercise of warrants issued in August 2022, (ii) 2,400 shares of Common Stock issuable upon exercise of warrants issued in January 2024, (iii) 55,107 shares of Common Stock issuable upon the exercise of options vesting within 60 days of July 15, 2024, (iv) 13,072 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (v) 13,072 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(2)

Ms. Herchuk was appointed to our Board of Directors in May 2023. The number of shares of Common Stock beneficially owned prior to offering includes: (i) 23,493 shares of Common Stock issuable upon the exercise of options vesting within 60 days of July 15, 2024, (ii) 4,902 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 4,902 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(3)

Ms. Cavanaugh was appointed to our Board of Directors in May 2023. The number of shares of Common Stock beneficially owned prior to offering includes: (i) 3,268 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 3,268 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(4)

Ms. O’Connor Vos was appointed to our Board of Directors in May 2023. The number of shares of Common Stock beneficially owned prior to offering includes: (i) 3,268 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 3,268 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(5)

Dr. Parnell was appointed to our Board of Directors in June 2023. The number of shares of Common Stock beneficially owned prior to offering includes: (i) 3,268 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 3,268 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(6)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 1,912,156 shares of our Common Stock held by the Jack W. Schuler Living Trust, (ii) 8,888 shares of Common Stock issuable upon the exercise of outstanding warrants issued in August 2022, (iii) 28,500 shares of Common Stock issuable upon the exercise of outstanding warrants issued in January 2024, (iv) 6,536 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (v) 6,536 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus. The terms of the Warrants provide that Warrants may not be exercised if, after such exercise, the Reporting Persons would beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 4.99% of the Shares then issued and outstanding. Pursuant to that certain Stockholders Agreement by and between the Company and Jack Schuler, dated May 13, 2012, Mr. Jack W. Schuler is entitled to designate one individual to be nominated by the Company to serve on the Company’s Board of Directors. Mr. Jack W. Schuler is the sole trustee of the Jack W. Schuler Living Trust.

(7)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 6,666 shares of Common Stock issuable upon the exercise of outstanding warrants issued in August 2022, (ii) 20,000 shares of Common Stock issuable upon the exercise of outstanding warrants issued in January 2024, (iii) 98,039 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iv) 98,039 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(8)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 13,333 shares of Common Stock issuable upon the exercise of outstanding warrants issued in August 2022, 21,000 issuable upon exercise of outstanding warrants issued in January 2024 and 84,366 shares of common stock held by Covington Partners L.P., (ii) 26,666 common stock issuable upon the exercise of warrants issued in August 2022, 42,100 common stock issuable upon exercise of outstanding warrants issued in January 2024 and 169,433 shares of common stock held by Green Turtle Partners, L.P., (iii) 65,369 shares of Common Stock purchased in the Private Placement held by Covington LLC that are being offered by the Selling Stockholder pursuant to this Prospectus, (iv) 65,359 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement held by Covington LLC that are being offered by the Selling Stockholder pursuant to this Prospectus, (v) 133,987 shares of Common Stock purchased in the Private Placement held by Green Turtle Capital that are being offered by the Selling Stockholder pursuant to this Prospectus, and (vi) 133,987 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement held by Green Turtle Capital that are being offered by the Selling Stockholder pursuant to this Prospectus. The natural person with ultimate voting or investment control over the shares of common stock held by each of Covington Partners L.P. and Green Turtle Partners L.P. is J. Storey Charbonnet.

(9)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 150,327 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 150,327 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(10)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 65,359 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 65,359 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(11)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 377,818 shares of Common Stock held by Seamark Capital, L.P., (ii) 49,020 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, (iii) 49,020 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, (iv) 49,019 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement held by Bowsprit Capital Partners, LLC that are being offered by the Selling Stockholder pursuant to this Prospectus, and (v) 49,019 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement held by Bowsprit Capital Partners, LLC that are being offered by the Selling Stockholder pursuant to this Prospectus. Mr. Harrington is a co-managing partner of Seamark Capital, L.P. and Bowsprit Capital Partners, LLC.

(12)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 377,818 shares of Common Stock held by Seamark Capital, L.P., (ii) 150,327 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 150,327 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus. Mr. Fraser is a co-managing partner of Seamark Capital, L.P.

(13)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 65,359 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 65,359 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(14)

The number of shares of Common Stock beneficially owned prior to offering consists of: (i) 32,680 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 32,680 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(15)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 65,359 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 65,359 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(16)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 98,039 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 98,039 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(17)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 98,039 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 98,039 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(18)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 100,000 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 100,000 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

(19)

The number of shares of Common Stock beneficially owned prior to offering includes: (i) 75,000 shares of Common Stock purchased in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus, and (iii) 75,000 shares of Common Stock issuable upon exercise of Warrants issued in the Private Placement that are being offered by the Selling Stockholder pursuant to this Prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and on the provisions of our Fourth Amended and Restated Certificate of Incorporation, dated January 22, 2010, as amended effective June 19, 2014, June 11, 2020, February 6, 2023 and May 11, 2023 (our “Certificate of Incorporation”), and our Sixth Amended and Restated Bylaws, effective June 11, 2020, as amended effective February 23, 2022 (our “Bylaws”). This information is qualified entirely by reference to the applicable provisions of the DGCL, our Certificate of Incorporation, our Bylaws, our existing warrants and the existing stockholder's agreement. For information on how to obtain copies of our Certificate of Incorporation and our Bylaws, please refer to the heading “Where You Can Find More Information” in this prospectus.

Our Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of July 15, 2024, 14,276,251 shares of our Common Stock were outstanding, 889,225 shares of our Common Stock reserved for future issuance to employees, directors and consultants pursuant to our employee stock plans, which excludes 1,015,093 shares of our Common Stock that were subject to outstanding options and 25,277 restricted stock units. As of July 15, 2024, we had 40 registered holders of record of our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. In all matters other than the election of directors, stockholder approval requires the affirmative vote of the majority of the holders of our Common Stock entitled to vote on the subject matter unless the matter is one upon which, by express provision of law, our Certificate of Incorporation or our Bylaws, a different vote is required. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholder's Agreement (as defined below), holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. We have never paid or declared any dividend on our Common Stock, and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and our Common Stock is not convertible or redeemable. As described under “Stockholder's Agreement,” certain holders of our Common Stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of Common Stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

As of July 15, 2024, there were no shares of our preferred stock outstanding.

Our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our Board of Directors. Any issuance of shares of preferred stock could adversely affect the voting power or rights of holders of Common Stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Warrants

On August 25, 2022, we issued warrants to purchase 799,985 shares of Common Stock, all of which were outstanding as of July 15, 2024. 433,321 of such warrants, which expire on August 25, 2027, have an exercise price of $13.20. The remaining 366,664 of such warrants were amended as of January 26, 2024, to adjust the applicable exercise price from $13.20 to $4.13 and to extend the termination date from August 25, 2027 to January 26, 2029.

On January 26, 2024, we issued Pre-Funded Warrants to purchase 200,000 shares of Common Stock, which are exercisable at any time after the date of issuance at an exercise price of $0.0001, as well as warrants to purchase 1,571,000 shares of Common Stock at an exercise price of $4.13 per share, which are exercisable beginning six months after issuance and expires on July 26, 2029. All of the Pre-Funded Warrants were exercised on February 6, 2024, for gross proceeds of $20.

On June 30, 2024, we issued Warrants to purchase 1,248,527 shares of Common Stock, which are exercisable at any time after the date of issuance at an exercise price of $2.25 per share.

Stockholder's Agreement

In connection with a private placement in May 2013, we entered into a stockholder's agreement with the purchasers named therein (the “Stockholder's Agreement”). Pursuant to and subject to the terms of the Stockholder's Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors. These rights terminate for each investor when that investor ceases to beneficially own at least 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement. We believe that the rights of one of the primary investors have terminated. As a result, the remaining investor, whose rights have yet to be terminated, may participate in future equity offerings made pursuant to this prospectus.

In addition, the Stockholder's Agreement prohibits the Company from taking material actions without the consent of at least one of the two primary investors (Jack W. Schuler, as the only investor still holding these rights). These material actions include:

•making any acquisition with value greater than $2 million;

•entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors’ consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

•submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board of Directors;

•offering, selling or issuing any securities senior to our Common Stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our Common Stock;

•amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our Common Stock;

•taking any action that would result in a change in control of Aspira or an insolvency event;

•paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or

•adopting or amending any stockholder rights plan.

In addition, the primary investor received the right to designate a person to serve on our Board of Directors. The investor notified the Company of its intention to exercise this right in 2024. These rights terminate for such investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement.

Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, subject to exceptions, unless:

•before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our Board of Directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, and the amendment of any of the provisions of our Bylaws described in the immediately preceding paragraph would require approval by our Board of Directors or the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

Transfer Agent

The transfer agent for our Common Stock is Broadridge Financial Solutions, Inc.

Listing

Our Common Stock is listed on Nasdaq under the symbol “AWH.”

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. “Trading Market” means any of the following markets or exchanges on which the Company’s Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing). These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier to occur of: (i) such time that all Registrable Shares (as defined in the Securities Purchase Agreement) have been resold, or (ii) such time as such Shares no longer remain Registrable Shares. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the issuance of the securities offered hereby. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2023 and 2022 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that may be offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read any document we file with the SEC, including reports, proxy statements and information statements, on the SEC’s website at www.sec.gov. Our SEC filings are also available to the public at our website at www.aspirawh.com.

Information on the Company’s website, any subsection, page, or other subdivision of the Company’s website, or any website linked to by content on the Company’s website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference herein.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34810):

•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2024;

•
our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 15, 2024;

•
those portions of our Definitive Proxy Statement on Schedule 14A filed on April 1, 2024, that are deemed “filed” with the SEC;

•
our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 25, 2024 (except for Item 2.02), January 26, 2024 (except for Item 2.02), March 21, 2024, March 25, 2024, April 26, 2024 (2), May 14, 2024, June 7, 2024, June 27, 2024, July 2, 2024 and July 5, 2024; and

•
the description of our Common Stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2023.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

Attn: Corporate Secretary

Aspira Women’s Health Inc.

2,497,054 Shares of Common Stock

Preliminary Prospectus

_____, 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee and FINRA filing fee.

SEC registration fee	$549.16
Accounting fees and expenses	41,000.00
Legal fees and expenses	30,000.00
Transfer agent, printing and miscellaneous expenses	1,450.84

Total	$73,000.00

Item 14. Indemnification of Officers and Directors

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Certificate of Incorporation and Bylaws. Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which the person may incur in connection with any action to which the person may be made a party by reason of his or her being or having been a director or officer of the Registrant, a predecessor of the Registrant, or serves or served as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the Registrant. The indemnification provided by the Registrant’s Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

D&O Insurance. The Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. Any underwriting agreement that we may enter into (Exhibit 1.1) may provide for indemnification by any underwriters, of us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us since April 1, 2021 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

On January 24, 2024, we entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“AGP”) and a securities purchase agreement (the “Securities Purchase Agreement”) with a single healthcare focused institutional investor alongside participation from Nicole Sandford, our CEO, as well as certain existing shareholders of the Company (collectively, the “Purchasers”). Pursuant to the Placement Agency Agreement, we paid AGP as the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the offering, except that, with respect to proceeds raised in the offering from certain designated persons, AGP’s cash fee was reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the offering.

Pursuant to the Securities Purchase Agreement, among other transactions, we issued the Purchase Warrants to purchase 1,571,000 shares of the Company’s Common Stock, par value $0.001 per share. The Purchase Warrants will have an exercise price of $4.13 per share, and will be exercisable any time on or after July 26, 2024, which is the six month anniversary date after issuance, and on or prior to 5:00p.m. (New York City time) on July 25, 2029.

We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
3.1+

Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc. dated January 22, 2010 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on January 25, 2010).

3.2+

Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, effective June 19, 2014 (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).

3.3+

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc., dated June 11, 2020 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 11, 2020).

3.4+

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Aspira Women’s Health Inc, dated February 7, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 7, 2023).

3.5+

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Aspira Women’s Health Inc., dated May 11, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on May 11, 2023).

3.6+

Amended and Restated Bylaws of Aspira Women's Health Inc., effective February 23, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on February 28, 2022).

4.1

Form of Aspira Women’s Health Inc.’s (formerly Ciphergen Biosystems, Inc.) Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on August 24, 2000).

4.2

Securities Purchase Agreement dated May 8, 2013, by and among Aspira Women’s Health Inc. (formerly Vermillion, Inc.) and the purchasers identified therein (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 14, 2013).

4.3

Stockholder's Agreement dated May 13, 2013, by and among Vermillion, Inc., Oracle Partners, LP, Oracle Ten Fund Master, LP, Jack W. Schuler and other purchasers named therein (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 14, 2013).

4.4

Amended and Restated Promissory Note #1 by Vermillion, Inc. in favor of the State of Connecticut, acting by and through the Department of Economic and Community Development, effective April 3, 2020 (incorporated by reference to Exhibit 4.4 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 7, 2020).

4.5

Amended and Restated Promissory Note #2 by Vermillion, Inc. in favor of the State of Connecticut, acting by and through the Department of Economic and Community Development, effective April 3, 2020 (incorporated by reference to Exhibit 4.5 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 7, 2020).

4.6	Form of Indenture (incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-3, filed with the Commission on January 20, 2021).
4.7

Description of Aspira Women's Health Inc.'s Securities Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.7 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2024).

4.8	Form of Warrant 2022 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on August 24, 2022).
4.9	Form of Warrant Amendment to Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2024).
4.10	Form of Pre-Funded Warrant 2024 (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2024).
4.11	Form of Warrant 2024 (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 26, 2024).

4.12

Purchase Agreement, dated March 28, 2023, by and between Aspira Women’s Health Inc. and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2023).

4.13

Registration Rights Agreement, dated as of March 28, 2023, by and between Aspira Women’s Health Inc. and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2023).

4.14	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2024).
5.1√	Opinion of Sheppard, Mullin, Richter & Hampton, LLP.
10.1

Form of Proprietary Information Agreement between Vermillion, Inc. (formerly Ciphergen Biosystems, Inc.) and certain of its employees # (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on August 24, 2000).

10.2

Securities Purchase Agreement, dated July 20, 2023, by and between Aspira Women’s Health Inc. and the purchasers identified therein (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 24, 2023).

10.3

Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan (as amended effective June 21, 2018) # (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 27, 2018).

10.4

Form of Vermillion, Inc. Stock Option Award Agreement through December 31, 2021 # (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 28, 2019).

10.5

Form of Vermillion, Inc. Stock Option Award Agreement after January 1, 2022 # (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).

10.6

Form of Aspira Women’s Health Inc Stock Option Award Agreement # (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).

10.7

Form of Vermillion, Inc. Restricted Stock Award Agreement through December 31, 2021# (incorporated by reference to Exhibit 10.8 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 28, 2019).

10.8

Form of Vermillion, Inc. Restricted Stock Award Agreement after January 1, 2022# (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).

10.9

Form of Aspira Women’s Health Inc Restricted Stock Award Agreement # (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).

10.10	Aspira Women’s Health Inc. 2019 Stock Incentive Plan # (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).
10.11

Form of Vermillion, Inc. Stock Option Award Agreement (non-employee) # (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).

10.12

Form of Aspira Women’s Health Inc. Stock Option Award Agreement (non-employee) # (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 10, 2022).

10.13

Testing and Services Agreement between Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated, dated as of March 11, 2015 (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2015).

10.14

Amendment No. 1 to the Testing and Services Agreement between Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated dated April 10, 2015 (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2015).

10.15

Amendment No. 2 to Testing and Services Agreement, executed as of March 7, 2017 and effective as of March 11, 2017, by and among Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 13, 2017).

10.16

Amendment No. 3 to Testing and Services Agreement, executed as of March 1, 2018 by and among Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 6, 2018).

10.17

Amendment No. 4 to Testing and Services Agreement, executed as of March 11, 2020 by and among Vermillion, Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 17, 2020).

10.18

Amendment No. 5 to Testing and Services Agreement, executed as of December 6, 2022 by and among Aspira Women’s Health Inc., Aspira Labs, Inc. and Quest Diagnostics Incorporated (incorporated by reference to Exhibit 10.18 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2024).

10.19

Assistance Agreement by and between the State of Connecticut, acting by and through the Department of Economic and Community Development and Vermillion, Inc. effective March 22, 2016 (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2016).

10.20

Patent Security Agreement by Vermillion, Inc. in favor of the State of Connecticut, acting by and through the Department of Economic and Community Development, effective March 22, 2016 (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2016).

10.21

Security Agreement by Vermillion, Inc. in favor of the State of Connecticut, acting by and through the Department of Economic and Community Development, effective March 22, 2016 (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 16, 2016).

10.22

First Amendment to the Assistance Agreement by and between the State of Connecticut, acting by and through the Department of Economic and Community Development and Vermillion, Inc. dated March 7, 2018 (incorporated by reference to Exhibit 10.21 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 13, 2018).

10.23

Second Amendment to the Assistance Agreement by and between the State of Connecticut, acting by and through the Department of Economic and Community Development and Vermillion, Inc. dated April 3, 2020 (incorporated by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 7, 2020).

10.24

Promissory Note, dated May 1, 2020, between Vermillion, Inc. and BBVA USA (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 7, 2020).

10.25

Amended and Restated Employment Agreement between Aspira Women’s Health Inc. and Nicole Sandford effective March 1, 2023# † (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 2, 2023).

10.26

Employment Agreement between Aspira Women’s Health Inc. and Sandra Milligan effective April 1, 2024# † (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 21, 2024).

10.27

License Agreement between Aspira Women’s Health Inc. and Dana-Farber Cancer Institute, Inc. effective March 20, 2023 (incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 1, 2024).

10.28

Sales Agreement between Aspira Women’s Health Inc, and Cantor Fitzgerald & Co., dated February 10, 2023 (incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on February 10, 2023).

10.29	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2024).
23.1√	Consent of BDO USA, P.C., independent registered public accounting firm.
23.3√	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1).
24.1√	Power of Attorney (included on signature page of this Form S-3).
107√	Filing Fee Table.

√ Filed herewith

#Management contract or compensatory plan or arrangement.

†Confidential treatment has been granted with respect to certain provisions of this agreement. Omitted portions have been filed separately with the SEC.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 17th day of July, 2024.

ASPIRA WOMEN’S HEALTH INC.

By:	/s/ Nicole Sandford
Nicole Sandford
Chief Executive Officer and Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicole Sandford his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Nicole Sandford Nicole Sandford	Chief Executive Officer (Principal Executive Officer), Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	July 17, 2024

/s/ Jannie Herchuk	Chair of the Board of Directors	July 17, 2024
Jannie Herchuk

/s/ Stefanie Cavanaugh	Director	July 17, 2024
Stefanie Cavanaugh

/s/ Celeste Fralick	Director	July 17, 2024
Celeste Fralick

/s/ Ellen O’Connor Vos	Director	July 17, 2024
Ellen O’Connor Vos

/s/ Winfred Parnell	Director	July 17, 2024
Winfred Parnell